[CORECOMM LETTERHEAD]




              CORECOMM LIMITED ANNOUNCES FINANCING COMMITMENTS AND
                FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2000

                       ANNOUNCES $310 MILLION OF FINANCING

 SUCCESSFUL IMPLEMENTATION OF BUNDLING STRATEGY AND "CORE.COM" INTERNET-CENTRIC
                                SERVICE DELIVERY


New York, New York (August 14, 2000) - CoreComm Limited (NASDAQ: COMM) announced today its operating results for the three months ended June 30, 2000, and that it has obtained significant funding commitments toward the financing of its recently announced acquisitions as well as ongoing operations.

Barclay Knapp, Chief Executive, stated: "We are pleased to announce that we have been successful in raising commitments for significant amounts of capital toward the funding of our acquisitions and future operations. The Company has successfully obtained $310 million in committed financing sources: $150 million in the form of a commitment for a fully underwritten bank financing, which has been provided by the Chase Manhattan Bank; $110 million in the form of Senior Notes, which are available to be issued to the shareholders of ATX Telecommunications, Inc. at the time of the closing of the acquisition; and $50 million in the form of Convertible Preferred Stock. We believe that this demonstrates our continued ability to raise capital, even in difficult financial markets.

"We are also pleased to announce another successful quarter of operational results. In all areas of the business, we have made significant strides this year. Our new bundled telephone and Internet offering to the residential market is showing results, as more than 50% of our gross adds in the second quarter chose our 'E-chat' bundled service package. Under this offering, customers can receive telephone and dial-up Internet service for the same amount they are paying today for telephone service alone from the incumbent.

"In addition, we have begun to demonstrate the value of building our 'Internet-centric' service delivery systems. Today, potential residential customers can go to our www.core.com site and, in a unique, fully online process, change their phone and Internet service to CoreComm. In June, only four months after the launch, more than 15% of our orders came directly through our web site. We will continue to expand the functionality of this site throughout the year.

"We continued the buildout of our local 'smart build' networks, and our Detroit switch has recently become operational, joining Chicago, Cleveland, and Columbus. We are connecting customers directly to these networks (on-net), as well as successfully migrating existing resale customers to on-net. Our proprietary information systems and our fully electronically bonded provisioning systems continue to demonstrate their significant efficiency and accuracy.
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CoreComm Limited
August 14, 2000
Page 2



"We look forward to combining our internal operational success with the acquisitions of ATX and Voyager.net, both of which will significantly advance our business plan. We recently completed our proxy review process with the SEC, and expect to close both transactions in September. With the significant financing commitments in place, we look forward to completing these acquisitions, and further developing the combined company into a major national Internet and telecommunications provider in the U.S."

                              OPERATING HIGHLIGHTS

The Company made significant developments in the second quarter:

- Pro forma for the pending acquisitions of Voyager and ATX, CoreComm had the following subscribers:

                                                                   June 30, 2000
                                                                   -------------
                Residential Local Access Lines                          36,000
                Business Local Access Lines                            195,000
                Long Distance Access Line Equivalents                  359,000
                Internet Subscribers                                   460,000
                Total Revenue Generating Units                       1,050,000

- Our fully integrated telephone and Internet residential product packages are demonstrating success. Called "e-chat", the service includes local telephone, long distance telephone, and Internet access for the same amount as telephone alone from the incumbent telephone provider. 52% of total new residential customers in the second quarter (and 90% of those customers who used our web site to sign up for service) chose the e-chat package. The packages, which vary slightly by region, include: local telephone service, local calling plans, telephone features (call waiting and caller-ID), long distance service (10 cents per minute), a personal toll free 800-number, as well as premium Internet service with unlimited access, multiple e-mail addresses and personal web space. Customers can flexibly upgrade their package to include more services such as additional telephone features, a second line, minutes of long distance, and additional e-mail addresses.

- In July, our Class 5 switch and collocation facilities became operational in Detroit, Michigan, joining Chicago, Cleveland, and Columbus as areas where we are facilities-based. We are currently adding customers onto the switch, and have begun to expand existing marketing efforts in both the residential and business markets.

- Our www.core.com web site continued its development, with an increasing number of hits and orders for service, and greater functionality. Through this unique site, customers can change their local phone and other services to CoreComm through an automated, online process. 15% of new residential orders in June came in over the web site, and 74% of such customers continued to use the web for online support. In the second quarter, the site averaged approximately 68,000 hits per day. A key part of our strategy is to become fully "Internet-centric", allowing all of our customers to communicate with us online, thus both increasing convenience to the customer and also lowering our operating costs.

CoreComm Limited
August 14, 2000
Page 3



- We launched DSL service to residential and business customers in Cleveland, Chicago and Columbus. Called "Speed-e DSL", the service gives customers the ability to access the Internet at a variety of high speeds. Our strategy is to provide DSL both over our own facilities, as well as in expanded territories through resale of other DSL providers.

- We have already begun our integration efforts with respect to the pending acquisitions of ATX and Voyager.net. Although we do not anticipate completing the acquisitions until September, we have begun the design of our interconnected voice and Internet networks, and the integration of certain operating functions and cross marketing plans.


NON-CASH COMPENSATION CHARGE

In the second quarter, the company recorded a non-cash compensation charge of approximately $32 million, which is related to the issuance of options to employees. In January 1999, CoreComm, Inc., one of CoreComm's wholly owned subsidiaries, adopted a stock option plan. Options granted under the plan were not to become exercisable unless and until there was either a registered public offering of CoreComm Inc.'s common stock or a spin-off of CoreComm, Inc. However, under the terms of the options granted under that plan, CoreComm reserved the right to cancel the plan and issue new options in the parent company, CoreComm Limited. In April 2000, the compensation and option committee of CoreComm's board of directors approved the cancellation of the CoreComm, Inc. plan and the issuance of options to purchase approximately 2.7 million shares of CoreComm Limited common stock. Such options were granted primarily to individuals in place of options in the public company, in general recognition of service between 1997 and 1999. This strike price for these grants is $14.55 which the committee deemed to be the equivalent CoreComm Limited strike price given the underlying value of the CoreComm, Inc. strike price. The new strike price is approximately 130% of the fair market value of our common stock as of August 11, 2000, but was approximately 30% of the fair market value of our common stock on the date of the board approval, giving rise to the non-cash charge. Eligibility for receiving the new grants was determined by, among other things, continued employment with CoreComm. A total of approximately $28 million of remaining non-cash deferred expense will be charged to non-cash compensation expense in annual amounts over the next four years in accordance with the vesting of the options. All such options will be fully vested by 2003.


                               RECENT DEVELOPMENTS

FINANCING

The Company announced today $310 million of committed financing sources:

         - $150 million in the form of a commitment for a fully underwritten senior secured credit facility by Chase Manhattan Bank. $100 million will be in a term loan facility, and $50 million will be in a revolving credit facility. Chase Securities Inc. will act as Sole Lead Arranger and Book Manager. The Chase Manhattan Bank will act as Administrative Agent. Terms will be established with the final documentation of the facilities.
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CoreComm Limited
August 14, 2000
Page 4



         - $110 million in the form of Senior Notes, which may be issued to the shareholders of ATX at the time of closing of the acquisition. The Senior Notes have a three-year maturity and a 7% interest rate, which may be paid in cash or common stock. The Senior Notes may be used, at CoreComm's option, to replace cash consideration in the acquisition of ATX.

         - $50 million in the form of Convertible Preferred Stock. The Convertible Preferred Stock has a 10 year maturity and an 8.5% interest rate, which may be paid in common stock or additional shares of preferred stock, and a conversion price of $16.50 per share.

The completion of these financings are subject to obtaining approximately $50 million of financing on terms that would be subordinated to the bank facility, completion of definitive documentation and customary and other final closing conditions, including, in certain cases, the completion of the acquisitions of ATX and Voyager.net. We expect to complete all of these conditions in the next several weeks.

ACQUISITIONS

On March 10, 2000, the Company announced that it had entered into a definitive agreement to acquire ATX Telecommunications Services, Inc. ("ATX"), which is a facilities based CLEC and integrated communications provider serving the Mid-Atlantic states. The transaction is subject to regulatory and CoreComm shareholder approval and other customary closing conditions.

On March 13, 2000, the Company and Voyager.net, Inc. ("Voyager.net") announced a definitive agreement for CoreComm to acquire Voyager.net in a stock and cash transaction. Voyager.net is the largest independent full-service Internet communications company in the Midwest, and is rapidly expanding into DSL delivery of its services. The transaction is subject to shareholder approval and other customary closing conditions. Holders of over a majority of the voting shares of Voyager.net have entered into an agreement with the Company to vote in favor of the transaction.

FIBER STRATEGY

Today CoreComm announced the formation of a new subsidiary to take the power of fiber optic networks directly to the home. The new unit, CoreComm FiberCo., will initially concentrate on bringing fiber directly to multiple dwelling units
(MDUs) located in CoreComm's service areas. CoreComm FiberCo.'s fiber-to-the-home (FTTH) offering will include telephony service bundled with 10 megabit per second Ethernet access and a full Internet service at a very attractive price point. The network architecture is based on Ethernet technology, which, as a widespread standard, is easier to install, more reliable and more customer friendly than other technologies. CoreComm is forming the FiberCo. unit as a separate subsidiary in order to create focus and to facilitate financing.

CoreComm Limited
August 14, 2000
Page 5




                                FINANCIAL RESULTS


                                                    THREE MONTHS ENDED JUNE 30,
                                                       2000            1999 (1)
                                                    ---------         ---------
                                                     (in thousands, except per
                                                            share data)
REVENUES                                            $  19,397         $  12,436

COSTS AND EXPENSES
Operating                                              27,854            11,302
Selling, general and administrative                    27,988            13,736
Corporate                                               2,800             1,851
Non-cash compensation                                  32,186                --
Nonrecurring charges                                     (408)               --
Depreciation and amortization                          10,056             2,303
                                                    ---------         ---------
                                                      100,476            29,192
                                                    ---------         ---------
Operating (loss)                                      (81,079)          (16,756)

OTHER INCOME (EXPENSE)
Net interest and other                                 (2,044)            1,102
Income tax provision                                      (67)             (400)
                                                    ---------         ---------
Net (loss)                                          $ (83,190)        $ (16,054)
                                                    =========         =========

Basic and diluted net (loss) per share              $   (2.08)        $    (.51)
                                                    =========         =========

Weighted average shares                                40,047            31,527
                                                    =========         =========


(1) As a result of the completion of the acquisitions of 100% of the stock of MegsINet Inc. and the CLEC assets of USN Communications, Inc. in May 1999, the Company consolidated the results of operations of these businesses from the dates of acquisition.

CoreComm Limited
August 14, 2000
Page 6




                      DISCUSSION OF SECOND QUARTER RESULTS


The increase in revenues to $19,397,000 from $12,436,000 is primarily due to acquisitions in 1989. The remainder of the increase is due to an increase in customers, offset by the decline in prepaid cellular debit card and cellular long distance revenues as a result of our termination of these services in the third quarter of 1999. We had revenues of $811,000 in the three months ended June 30, 1999 from the provision of these services.

Operating costs increased to $27,854,000 from $11,302,000 as a result of an increase in the fixed component of operating expenses due to our migration to a facilities-based infrastructure. Operating costs as a percentage of revenues is expected to remain higher than 1999 levels until customer and revenue growth exceeds the increase in facilities-based infrastructure costs. In the three months ended June 30, 1999, operating costs included $663,000 related to the prepaid cellular debit card and cellular long distance services.

Selling, general and administrative expenses increased to $27,988,000 from $13,736,000 primarily due to increases in selling and marketing costs and customer service costs. These costs are expected to increase in the foreseeable future as we grow our operations and customer base.

Corporate expenses include the costs of our officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses were $2,800,000 in 2000 and $1,851,000 in 1999.

In April 2000, the Compensation and Option Committee of the Board of Directors approved the issuance of options to purchase approximately 2.7 million shares of the Company's common stock to various employees at an exercise price which was less than the fair market value of the Company's common stock on the date of the grant. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000 the Company recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million. In the three months ended June 30, 2000, $3.2 million of the deferred non-cash compensation was charged to expense. The Company will charge the deferred expense to non-cash compensation expense over the vesting period of the stock options as follows: $6.5 million in 2000, $12.9 million in 2001, $7.5 million in 2002 and $1.2 million in 2003.

Nonrecurring charges of $1,018,000 in the six months ended June 30, 2000 are for restructuring costs relating to the Company's announcement in March 2000 of a reorganization of certain of its operations. The original charge consisted of employee severance and related costs of $580,000 for approximately 70 employees to be terminated, primarily from the sales and customer operations departments, and lease exit costs of $846,000. As of June 30, 2000, $441,000 of the provision had been used, including $164,000 for employee severance and related costs and $277,000 for lease exit costs. As of June 30, 2000, $408,000 of the provision had been reversed, including $165,000 due to a reduction in the number of employees who will receive severance payments and $243,000 due to a reduction in the number of facilities to be closed. As of June 30, 2000, none of the employees to be terminated remain with the Company. The provision for severance and related costs will be used in 2000 and the provision for leases will be used through 2003.
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CoreComm Limited
August 14, 2000
Page 7



Depreciation and amortization expense increased to $10,056,000 from $2,303,000 primarily as a result of an increase in fixed assets and acquisitions in 1999.

Net interest and other decreased to expense of $2,044,000 from income of $1,102,000 primarily due to interest on the 6% Convertible Subordinated Notes issued in October 1999 and interest on notes payable and capital leases of acquired businesses.

A significant component of the 2000 results is associated with the acquisition of certain assets of USN. Although USN quickly developed a large customer list and revenue base in 1997 and 1998, it had difficulties under its previous management providing services, including billing, customer care and other operational areas, and filed for bankruptcy in February 1999. Since the acquisition, we have been focusing on improving these operations, and have been successful in many areas. However, we did not actively continue to sell additional lines in these markets because we were not fully satisfied with the quality of the operations. Consequently, and consistent with our due diligence, transaction structure and purchase price, revenues associated with the USN assets have declined significantly since our acquisition, and additional declines may continue as customers leave or "churn" off the service.

                                       ***

CoreComm is an innovative communications company that provides integrated telephone, Internet and data services to business and residential customers in targeted markets throughout the United States. We are exploiting the convergence of telecommunications and information services through a smart build strategy, which involves the ownership of switches and related equipment for the provisioning of services, and the leasing of the unbundled local loop, combined with the provisioning of an IP-based, national network. This configuration of local and national owned and leased facilities allows us to deliver a wide range of communications services over a network architecture that we design to be capital efficient and primarily requires success-based incremental capital. Our goal is to expand our facilities, geography and services to become a leading switch-based communications provider in selected major markets across the United States.

CoreComm Limited
August 14, 2000
Page 8



SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to the historical information presented, this release also includes certain forward-looking statements concerning trends in operating results. Such statements represent the Company's reasonable judgment on the future and are based on assumptions and factors that could cause actual results to differ materially. Examples of relevant assumptions and factors include, but are not limited to, general economic and business conditions, the Company's ability to continue to design and deploy efficient network routes, obtain and maintain any required regulatory licenses or approvals and finance network development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of new business opportunities requiring significant up-front investment, and availability, terms and deployment of capital. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such statements.




For further information please contact: Michael A. Peterson, Vice President - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel at (212) 906-8485.